Dear Kraig Labs Family,

Last week we shared the news of the Company’s upcoming annual shareholder meeting to be held on July 24th. We have now completed the mailing of those notices, they should be arriving shortly. We have also made the notice and proxy voting card available on the Company website at www.kraiglabs.com/shareholder-meeting. If you do not receive a direct mailed notice it may be because your stock is held by a brokerage firm that received the notice. Please don’t worry, as you can still print and mail in the proxy card from the Company website to have your vote counted. We encourage all of our shareholders, who owned shares as of the record date, June 12, 2019, to complete and return their proxy voting card, regardless of whether you plan to attend the meeting in person or not.

As we look forward to the upcoming meeting and continue to work towards positioning the Company for the next stage of growth, we thought it appropriate to reflect on recently achieved major accomplishments and to share our immediate goals for our growth and expansion of our operations.

In the last 24 months the Company has transformed itself from a small R&D focused group to a company that management believes is on the verge of becoming the global supplier of spider silk materials. In this time we have:

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Established Prodigy Textiles Ltd., our wholly owned Vietnamese subsidiary, which has been granted authorization and business licenses to open recombinant spider silk production operations.
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Signed a development agreement with a market leader in high performance textiles, to create the next generation of non-woven protective fabrics using spider silk.
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Secured a factory in Vietnam, to produce our recombinant spider silk, and signed agreements with suppliers and service providers to support growth.
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Produced the first sample of woven Dragon Silk fabric.
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Successfully completed a first of its kind, international shipment of transgenic silkworms.
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Established and staffed the Company’s first standalone R&D headquarters.
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Created new transgenics with the potential to surpass our existing technologies.
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Implemented new processes rapidly accelerating the pace of new transgenic development.
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Expanded our intellectual property position with additional provisional patent filings.
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Implemented new production quality control systems in preparation for rapid expansion.
With all of these achievements secured, the Company now looks to the future and how best to serve our shareholders, and meet the market demand for our remarkable products. The expansion of our production operations will require capital, but we must be judicious in how we raise these funds.

On the financial front, the Company has operated for over 10 years in the “Over The Counter” market (OTC) and managed to prosper, despite the OTC’s significant limitations. Operating as an OTC company has limited our ability to raise capital from institutional investors, most of whom are prohibited by law, or charter, from investing in penny stock, or OTC companies.

In the past, we have faced significantly high costs for capital raised. We have been prevented from using more efficient and cost effective financing tools, which are available to firms listed on the national exchanges. Unlike many companies who flounder on the OTC, Kraig Labs has managed to survive by being judicious in how we have raised capital, a process that has forced us to limit growth and which has slowed our progress toward commercialization.

The shareholders of Kraig Labs have also faced challenges relating to our penny stock and OTC status. Many brokerage firms will not accept penny stocks and are prohibited from informing their clients about penny stock opportunities.

It is with this experience that we now believe the time has come to consider the possibility of raising the Company to a national exchange and freeing ourselves of the burden of being a penny stock. This move would provide access to institutional investment not currently available. Moving to a national exchange would lower the cost in raising the capital necessary to finance our growth. The move would also be designed to provide greater liquidity for our shareholders. The Board of Directors and management of Kraig Labs are committed to seeing our Company grow and we believe that the best path for this growth is to strengthen and reinforce our position as a publicly traded and publicly owned company by transitioning to a national exchange.

When the Company operated primarily as a small R&D operation, the burdens of being an OTC company were manageable, but, as we now move to commercialize our products and realize the potential of our technology, the time has come to start the next chapter by listing on a national exchange, a move that we believe will benefit the Company, all of our valued shareholders, and the global textile market.

The Company’s work to expand our corporate board, improve our financials, and strengthen corporate governance, including this shareholder meeting, have been a structured and methodical plan to meet the listing requirements for a national exchange, which include share price requirements. During the upcoming annual meeting we are bringing this vision to all of you, the Company’s stakeholders, to vote on this strategy to unlock the potential of our Company and power of our technology. We believe these moves will be a great benefit to our shareholders and our ability to capture a share of the global textile market.

After many years of measured and prudent moves, now is the right time for Kraig Labs to accelerate the next steps of our business model roll out and start the next chapter together.

Your voice and your vote are important; we encourage everyone to review all of the materials in the shareholder notice and to submit your proxy voting cards ahead of the annual meeting. Our recent growth, over the last 12 months, has created a possible opportunity to uplist. Let us move together and seize that opportunity.

Thank you for your ongoing support, and good luck to all of us as we move boldly into the future.

Kim Thompson

CEO

Kraig Biocraft Laboratories, Inc.